Exhibit 99.1

VERITAS DGC INC. ANNOUNCES DIRECTOR AND VICE CHAIRMAN

STEPHEN J. LUDLOW TO RETIRE

Houston, Texas — October 27, 2005 — Veritas DGC Inc. (NYSE & TSX: VTS) announced today that Stephen J. Ludlow will retire from the Company in March 2006.  Mr. Ludlow will serve in his present role as a director and vice chairman until the next annual meeting of stockholders in December and will then be named an executive vice president of the Company.  He will continue in that role until his retirement to assure an orderly transition of his current duties.

Mr. Ludlow began his career with Veritas DGC, then Digicon Inc., in 1971 as a member of a marine seismic acquisition crew.  He rose through the ranks of the Company to serve in a number of executive positions, including President and CEO of Digicon Inc., President and Chief Operating Officer of Veritas DGC, and ultimately Vice Chairman of the Company.  He has served on the Board of Directors of Veritas DGC since 1994.

Thierry Pilenko, Chairman and Chief Executive Officer, commented that “Steve was a key contributor in building Veritas DGC into the global company it is today.  He helped guide the Company’s re-structuring in the early nineties, played a leading role in its business combination with Veritas Energy Services Inc. in the mid-nineties and has been a valued member of the Board and the senior management team.  We are sincerely grateful for his positive contribution to the Company in his 34 years of service and wish him and his wife Janet all the best in their future endeavors.”

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects.  All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions.  These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC, headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations	(832) 351-8821